Exhibit 99.1

Intelligent Bio Solutions Scales Reach Throughout Asia-Pacific Region with Addition of Sales Team in Australia, New Distribution Hub and Office Facility

Company secures new distribution and office facility to scale distribution of its Intelligent Fingerprinting Drug Screening System and significantly expand its capacity to service customers

NEW YORK, May 2, 2023 — Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced the recruitment of four highly experienced sales executives from across the workplace safety and supply, manufacturing, and the drugs and alcohol testing industries for its new sales force in Australia. These skilled professionals will support the Company’s efforts to scale access to its Intelligent Fingerprinting Drug Screening System throughout the Asia-Pacific region.

In addition, INBS has secured a new distribution hub and office facility to manage sales and operations, significantly expanding its ability to service customers throughout the region.

Substance abuse is a growing concern for Australian employers, with recent studies showing an estimated 2.5 million days lost annually due to drug and alcohol abuse1. This costs Australian workplaces around A$6 billion per year in lost productivity2 and presents a large market opportunity for INBS to provide convenient testing solutions to workplaces.

Harry Simeonidis, President and CEO of Intelligent Bio Solutions, commented, “Given the alarming statistics concerning substance abuse, employers and Human Resources teams need to prioritize workplace safety and keep it at the forefront of their minds. This next phase of our growth strategy is about expanding the reach of our revolutionary drug screening system and helping organizations throughout the Asia-Pacific region reduce risk, prevent workplace accidents and improve employee performance.”

The Intelligent Fingerprinting Drug Screening System, designed and manufactured in the United Kingdom, combats substance abuse in the workplace using a non-invasive, rapid and dignified approach that provides drug screening support wherever and whenever needed. The system comprises a small, tamper-evident drug screening cartridge onto which ten fingertip sweat samples are collected in under a minute before the portable DSR-Plus reader provides an on-screen result in less than ten minutes. The system can be used in-house and screens the sweat for recent drug use, including cannabis, cocaine, opiates, and methamphetamine.

1 Roche, A., Pidd, K. and Kostadinov, V. (2016), Alcohol- and drug-related absenteeism: a costly problem. Australian and New Zealand Journal of Public Health, 40: 236-238. https://doi.org/10.1111/1753-6405.12414.

2 https://adf.org.au/talking-about-drugs/impact-aod-workplace/.

“This is certainly a pivotal time for INBS as we expand our global presence and further cement our position as a leader in the non-invasive testing market,” continued Mr. Simeonidis. “We welcome our new Australian sales team whose combined experience and talents will play a critical role in helping to drive our market penetration throughout the Asia-Pacific.”

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (the “Company”) (Nasdaq: INBS) is a medical technology company delivering intelligent, rapid, non-invasive testing solutions. The Company’s Intelligent Fingerprinting Drug Screening System is revolutionizing portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. This highly accurate, hygienic, and cost-effective system screens for recent use of drugs commonly found in the workplace, including opioids, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology is a valuable tool for employers in safety-critical industries. Additionally, the Company’s biosensor platform is being expanded to test for up to 130 indications, ranging from glucose to immunological conditions and communicable diseases. The Company’s current customer segments include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit http://www.ibs.inc/

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to develop, and commercialize its diagnostic tests, realize commercial benefit from its partnerships and collaborations, secure regulatory approvals, and expand market penetration, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

Investor Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

PH: (212) 896-1254

INBS@kcsa.com

Media Contact:

Cheryl Billson

Comma Communications

cheryl.billson@commacomms.com